EXHIBIT 4.3

PLATFORM SPECIALTY PRODUCTS CORPORATION

SUPPLEMENT TO THE WARRANT INSTRUMENT

THIS SUPPLEMENT TO THE WARRANT INSTRUMENT IS EXECUTED BY WAY OF DEED POLL ON __ 201_ BY

PLATFORM SPECIALTY PRODUCTS CORPORATION, a company incorporated in the British Virgin Islands with registered number 1771302, whose registered office is at Nemours Chambers, Road Town, Tortola British Virgin Islands (the “Company”).

BACKGROUND

(A)	The Company executed a warrant instrument by way of deed poll on 17 May 2013 (the “Instrument”) which created and constituted 90,529,500 warrants to subscribe for Ordinary Shares on the terms and subject to the conditions of the Instrument.

(B)	This Supplement modifies the Instrument on the terms set out herein.

OPERATIVE PROVISIONS

1.	DEFINITIONS AND INTERPRETATION

1.1	All capitalised terms referenced in this Supplement shall have the meaning given in the Instrument, unless expressly stated otherwise.

2.	AMENDMENT TO THE INSTRUMENT

2.1	The definition of “Ordinary Shares” in the Instrument shall be deleted and replaced in its entirety with the following definition:

“Ordinary Shares” means (i) the ordinary shares of no par value each in the capital of the Company and (ii) any capital shares into which such ordinary shares shall have been changed or any share capital resulting from a reclassification of such ordinary shares which, for the avoidance of doubt, shall include any shares into which the ordinary shares are converted, or for which the ordinary shares are substituted or exchanged, upon the Company being domesticated as a corporation in Delaware.”

2.2	A new clause 1.11 shall be added to the Instrument as follows:

“References to “Company” in this Instrument shall mean the Company as incorporated and validly existing in the British Virgin Islands as at the date of this Instrument or as subsequently domesticated as a corporation in Delaware.”

3.	GOVERNING LAW

3.1	This Supplement and any dispute or claim arising out of or in connection herewith (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, the law of the Cayman Islands.

3.2	The courts of the Cayman Islands shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Supplement (including non-contractual disputes or claims).

IN WITNESS THEREOF this Supplement has been executed by the Company as a deed and is delivered on the date first written above.

EXECUTED as a deed by , duly authorised for and on behalf of PLATFORM SPECIALTY PRODUCTS CORPORATION	) )	........................................................................ .